Exhibit 2.1

Execution Version

CONFIDENTIAL

STOCK PURCHASE AGREEMENT

BETWEEN

ORAMED PHARMACEUTICALS INC.

AND

SORRENTO THERAPEUTICS, INC.

August 7, 2023

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of August 7, 2023 (this “Agreement”), between Oramed Pharmaceuticals Inc., a Delaware corporation (“Purchaser”), on the one hand, and Sorrento Therapeutics, Inc., a Delaware corporation (“Seller”), on the other hand. Purchaser and Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, on February 13, 2023, Seller and its wholly owned Subsidiary, Scintilla Pharmaceuticals, Inc. (“Scintilla”), commenced voluntary proceedings under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which are being jointly administered under the caption In re Sorrento Therapeutics, Inc., et al.;

WHEREAS, the Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from the Seller, those securities of Scilex Holding Company, a Delaware corporation (the “Company”), listed on Schedule I attached hereto (the “Purchased Securities”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the transactions contemplated by this Agreement (collectively, the “Transactions”) will be consummated pursuant to and in accordance with the Bid Procedures Order and the Sale Order (each as defined below), pursuant to Sections 105 and 363 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended (the “Bankruptcy Code”), and the Transactions and this Agreement are subject to the approval of the Bankruptcy Court;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations and warranties set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, intending to be legally bound, the Parties agree as follows:

1.	PURCHASE PRICE.

Pursuant to Section 363 of the Bankruptcy Code and on the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below) and effective as of the Effective Time (as defined below), the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller the Purchased Securities listed on Schedule I attached hereto, free and clear of any Encumbrances or Liabilities. The aggregate consideration for the Purchased Securities shall be $105,000,000 (the “Purchase Price”), which shall consist of: (i) a credit bid, on a dollar-for-dollar basis, pursuant to section 363(k) of the Bankruptcy Code, in respect of the full amount of the outstanding obligations under the Replacement DIP Facility as of the Closing Date (the “Credit Bid Amount”), and (ii) the remaining balance to be paid in cash to the Seller (the “Cash Amount”). Notwithstanding anything to the contrary in this Agreement, the amount of Purchased Securities, Option Shares (as defined below) and Purchase Price per share shall be appropriately adjusted in the event of any stock split, dividend, stock combination, reclassification or similar transaction occurring prior to the Closing Date. For the avoidance of doubt, Purchaser will not assume any Liabilities, accounts payable, notes payable, expenses or other obligations of Seller or its Affiliates.

2.	closing.

(a)               The sale and purchase of the Purchased Securities shall be effected by the Seller delivering to the Purchaser on the Closing Date duly executed certificates or other instruments evidencing the Purchased Securities with instruments of transfer reasonably satisfactory to the Purchaser attached (duly endorsed or otherwise in such form sufficient for transfer), against delivery by the Purchaser to the Seller of the Purchase Price. The Purchase Price shall be paid by Purchaser to the Seller on the Closing Date in accordance with Section 1, with the Cash Amount being paid by wire transfer of immediately available funds in U.S. dollars to an account designated by the Seller to the Purchaser no later than two Business Days prior to the Closing Date.

(b)               The Seller will notify the Company’s transfer agent of the proposed Closing Date, and the Seller and the Purchaser will deliver to the Company or such transfer agent documentation reasonably requested by the Company or such transfer agent to effect the book-entry transfer of the Purchased Securities by the Seller to the Purchaser. The Seller will instruct the Company and/or its transfer agent to transfer the Purchased Securities to the Purchaser in a restricted book-entry position on the books of the transfer agent and register the Purchaser as the registered owner of the Purchased Securities as of the Effective Time. Seller will cooperate with Purchaser and will use reasonable best efforts to transfer the Purchased Securities in the manner preferred by Purchaser.

(c)               The closing of such sale and purchase of the Purchased Securities (the “Closing”) shall take place no later than the day that is three Business Days following the date on which the conditions set forth in Section 6 have been satisfied or, to the extent permitted, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at or prior to the Closing), remotely by conference call and electronic exchange of documentation, at 10:00 a.m. New York time, or by such other means or at such other date and time as the Parties shall mutually agree (the date of the Closing, the “Closing Date” and the time of the Closing, the “Effective Time”).

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Purchaser, subject to such exceptions as are disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by the Seller to Purchaser concurrently with the execution and delivery of this Agreement and, in the case of any representations or warranties regarding the Company, its Subsidiaries or their respective businesses (except for representations and warranties relating to Seller’s ownership of the Purchased Securities), subject to (1) the Knowledge of Seller, and (2) any information contained, or incorporated by reference, in any current, annual or quarterly report publicly filed with the SEC by the Company since January 1, 2020 and prior to the date hereof (the “Company’s Securities Filings”), other than information contained in any risk factor or forward looking statement sections thereof, as of the date hereof and as of the Closing Date, as follows:

(a)               Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)               Authority. The Seller has authorized the execution, delivery and performance of this Agreement and each of the transactions contemplated hereby, and, upon entry and effectiveness of the Sale Order (as defined below), no other action will be necessary to authorize such execution, delivery and performance. Subject to and assuming the entry and effectiveness of the Sale Order, this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(c)               No Violation; Consents.

(i)                No consent, approval, authorization or order (each a “Consent”) of any federal, municipal, state, local or foreign governmental, administrative, taxing or regulatory authority, department, agency, commission or body (including any court, arbitrator, or similar tribunal) (each a “Governmental Authority”) having jurisdiction over the Seller is required for the execution, delivery or performance by the Seller of its obligations hereunder, including without limitation the sale of the Purchased Securities, except for (A) the entry of the Sale Order by the Bankruptcy Court (as defined below), (B) compliance with and a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and compliance with and filings and approvals under applicable Antitrust Laws (as defined below), (C) the filing with the SEC of the Information Statement and (D) such consents, approvals, authorizations or orders as have already been obtained or granted.

(ii)               Except to the extent excused by or unenforceable as a result of the Bankruptcy Case (as defined below) and except for the entry and effectiveness of the Sale Order, neither the sale of the Purchased Securities nor the performance of the Seller’s obligations hereunder will violate, conflict with, result in a breach or termination of, extinguish any material rights, or constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would constitute a default) under (i) the certificate of incorporation, bylaws or other Organizational Documents of the Seller, the Company or any of its Subsidiaries, (ii) any decree, judgment, order, law, treaty, rule, regulation or determination of any Governmental Authority (“Laws”) having jurisdiction over the Seller, the Company, its Subsidiaries or any of their respective assets or properties, or (iii) the terms of any Material Contract to which the Seller, the Company, or any of the Company’s Subsidiaries is a party or to which any of the Seller’s, the Company’s, or any of the Company’s Subsidiaries’ properties is subject, except in each case as would not reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement.

(d)               Capitalization.

(i)                 As of the date of this Agreement, the authorized and issued equity capitalization of the Company is as set forth in the Company’s Form S-1/A, dated July 19, 2023, other than in respect of any options that may have been forfeited or awarded or any shares that may have been issued upon the exercise of any options, warrants or other convertible securities in accordance with the terms thereof. All outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable, were not issued in violation of any preemptive rights and were not issued in violation of any applicable Laws.

(ii)              There are no outstanding obligations of the Company or any of its Subsidiaries to issue, repurchase, redeem or otherwise acquire any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company or any Subsidiary of the Company convertible or exercisable into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, (C) rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be, or (D) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (A) through (D) collectively, “Company Securities”), other than obligations to purchase, redeem, acquire or issue Company Securities upon the exercise of any options, warrants or other convertible securities now outstanding in accordance with the terms thereof. Other than the Stockholder Agreement and the Registration Rights Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company, any of its Subsidiaries, or the Seller is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

(iii)              Since March 31, 2023, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any Subsidiary of the Company has issued, sold, repurchased, redeemed or otherwise acquired any amount of Company Securities, and its board of directors has not authorized any of the foregoing, other than in respect of any options that may have been forfeited or awarded and any shares that may have been issued upon the exercise of any options, warrants or other convertible securities in accordance with the terms thereof.

(e)               Title to Purchased Securities. The Seller has good, valid and marketable title to the Purchased Securities, and, subject to receipt of the Sale Order, good, valid and marketable title will be transferred to the Purchaser free and clear of any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, option, right of use, first offer or first refusal, voting trusts, proxies, easement, servitude, restrictive covenant, encroachment or similar restriction, other than those imposed by the Securities Act (each, an “Encumbrance”, and collectively, “Encumbrances”). The Purchased Securities, together with the Remaining Preferred Share and the Option Shares, constitute all of the shares of capital stock of the Company (or options, warrants or rights to purchase shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company) owned by the Seller.

(f)                Legal Proceedings and Orders. Other than in connection with the Bankruptcy Case, to the Knowledge of Seller, there is no action, suit, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel (each a “Proceeding”) and no Person has threatened in writing to commence any Proceeding, in each case, that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Transactions contemplated by this Agreement. To the Knowledge of Seller, and except as described in Section 3(f) of the Seller Disclosure Schedule, there is no governmental order, writ, injunction, judgment or decree to which the Company or the Purchased Securities are subject.

(g)               Compliance with Laws.

(i)                The Company is, and since January 1, 2020 has been, in compliance, in all material respects, with all Laws applicable to the operation of the Business, and, since January 1, 2020 to the date hereof, the Company has not received any written (or oral) notice of any action or other Proceeding against the Company alleging any failure to comply in any material respect with any such Laws. No investigation by any Governmental Authority with respect to the Company is pending or threatened, and since January 1, 2020 to the date hereof, the Company has not received any written (or oral) notice of any such investigation, except, in each case, for any such investigation that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(ii)               None of the Company and any Representative acting on its behalf or on behalf of the Business, is currently, or has been since January 1, 2020: (A) a Sanctioned Person; (B) organized, resident or located in any country or region that is subject or target of a comprehensive embargo under applicable Anti-Corruption and Trade Control Laws (“Sanctioned Country”); (C) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; (D) engaged in any export, re-export, transfer or provision of any goods, technology, or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Laws; or (E) otherwise in violation, in any material respect, of applicable Anti-Corruption and Trade Control Laws. Since January 1, 2020, the Company has not, nor has any of its Subsidiaries, in connection with or relating to the Business, (1) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, (2) made any voluntary or involuntary disclosure to a Governmental Authority, or (3) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Anti-Corruption and Trade Control Laws.

(iii)              None of the Company and any Representative acting on its behalf or on behalf of the Business has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (A) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof; or (B) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both clauses (A) and (B) above in order to assist the Company to obtain or retain business for or direct business to the Company and under circumstances which would subject the Company to Liability under any Anti-Corruption and Trade Control Laws or any corresponding foreign Laws.

(h)               Absence of Certain Developments. Since January 1, 2022, and other than the commencement of the Bankruptcy Case, (i) the Business has been operated in the Ordinary Course of Business, and (ii) there has not been any event, occurrence, condition, development, change, circumstance or state of facts that has had or would reasonably be expected to have, a Material Adverse Effect. Since the domestication of the Company in the State of Delaware, no “Trigger Event” (as defined in the Organizational Documents of the Company) has occurred.

(i)                 Company SEC Reports; Financial Statements.

(i)                The Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be, since January 1, 2020 (collectively, the “Company SEC Reports”). Each Company SEC Report (A) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed, and (B) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii)               Each of the consolidated financial statements of the Company contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 filed with the SEC (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP and presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of operations, stockholder’s equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

(iii)              The Company and its Subsidiaries do not have any material Liabilities of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for Liabilities (A) that were incurred after March 31, 2023 in the Ordinary Course of Business, (B) that were incurred under this Agreement or in connection with the Transactions, or (C) that were disclosed or reserved against in the Company Financial Statements (including the notes thereto).

(iv)              There are no material outstanding or unresolved comments in any comment letters of the staff of the SEC received by Seller, the Company or any of its Subsidiaries relating to the Company SEC Reports, and the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq National Market or any successor thereto.

(j)                 Intellectual Property. Except as set forth in Section 3(j) of the Seller Disclosure Schedule, and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries own or possess valid rights to use all Intellectual Property (including all Company IP) necessary to conduct the Business in the Ordinary Course of Business and as currently conducted, (B) none of the Company and its Subsidiaries is party to any action, suit, arbitration or formal proceeding involving or has received any written notice asserting a claim of infringement, unauthorized use, or violation of any Intellectual Property rights of any Person, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or any of its Subsidiaries, and (C) no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP.

(k)               Data Privacy and Security. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, during the past three years and solely to the extent related to the Business, the Company and its Subsidiaries: (i) have been in compliance with applicable Data Protection Requirements; (ii) have taken commercially reasonable steps designed to ensure that all Personal Information Processed by the Company and its Subsidiaries is protected against loss and unauthorized access, use, modification or disclosure, and there have been no incidents regarding the same that required notification of individuals, law enforcement, or any Governmental Authority under any applicable Data Protection Law; and (iii) have not received written communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any Data Protection Laws.

(l)                 Benefit Plans; Employees.

(i)                Each Benefit Plan has been administered, maintained, and operated in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made with respect to each Benefit Plan have been timely made (or, if not yet due, properly accrued for on the Company’s financials). The Company and each of its Subsidiaries is, and for the past six years has been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including Laws concerning terms and conditions of employment, wages, hours of work, worker classification, occupational safety and health, background checks, employee trainings, affirmative action, pay equity, collective bargaining, labor relations, documentation, notice, plant closing and mass layoffs, employment eligibility and verification, child labor, workers’ compensation, immigration, discrimination, harassment, retaliation, accommodation, disability rights, leaves of absence, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, the payment of social security and other taxes, whistleblowing and civil rights. No employee of the Company or any of its Subsidiaries is covered by, and none of the Company and any of its Subsidiaries is party to, a collective bargaining agreement (or similar type of labor agreement) with any union or similar employee organization.

(ii)               No Benefit Plan constitutes, and none of the Company and its Subsidiaries sponsors or maintains or is required to contribute to or otherwise has any Liability (contingent or otherwise) under or with respect to, or has within the past six years contributed to or otherwise had any Liability (contingent or otherwise) under or with respect to, any (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code, (C) “multiple employer plan” as defined in ERISA or the Code or (D) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). With respect to any Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such Benefit Plan has been in documentary and operational compliance in all material respects with Section 409A of the Code. No Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance or other welfare benefits to any Person for any period extending beyond retirement or other termination of employment or service other than (i) if provided for under the terms of the applicable insurance policy, coverage through the end of the calendar month in which a termination of employment occurs or (ii) benefits or coverage required under Section 601 et seq. of ERISA, Section 4980B of the Code or similar provisions of any applicable Law and at the sole expense of such Person.

(iii)              Except as set forth on Section 3(l)(iii) of the Seller Disclosure Schedule, and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in connection with the occurrence of any additional or subsequent event(s)) will: (A) entitle any current or former employee or service provider of the Company or any of its Subsidiaries, or any beneficiary, spouse or dependent of any such Person to severance pay; (B) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit (including with regard to the equity interests of the Company or any of its Subsidiaries); (C) result in any breach or violation under any Benefit Plan; (D) require the transfer or set aside of any assets to fund or otherwise provide for any benefits for any Person pursuant to any Benefit Plan; or (E) result in any amounts becoming payable (whether in cash or property or the vesting of property) that would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(m)              Health Care Regulatory Matters.

(i)                Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries are, and during the past three years, have operated the Business, in compliance with all applicable Health Care Laws, (B) during the past three years, the Company and its Subsidiaries have not received any written notification of any pending or threatened, Proceeding from any Governmental Authority, including the FDA, alleging non-compliance by the Company or any of its Subsidiaries under any Health Care Laws, and (C) during the past three years, none of the Company, its Subsidiaries, and their employees, officers and directors, has been excluded, suspended or debarred from participation in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or human clinical research or is subject to a Proceeding that could reasonably be expected to result in debarment, suspension, or exclusion.

(ii)               Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold such Permits required for the conduct of the Business as currently conducted (collectively, the “Company Permits”) and all such Company Permits are in full force and effect, and none of the Company and its Subsidiaries is in material violation of any of the applicable Laws or requirements relating to the Company Permits.

(iii)              Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, during the past three years, (A) all reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any other Governmental Authority by the Company or its Subsidiaries under applicable Health Care Laws in connection with the Business have been so filed, maintained or furnished, and (B) all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(iv)              The clinical and pre-clinical studies conducted or sponsored by or on behalf of the Company or any of its Subsidiaries have been and, if still pending, are being conducted compliance with all applicable Health Care Laws and Company Permits, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(n)               SEC Matters; Investment Company Status.

(i)                The sale of the Purchased Securities by the Seller is not part of a plan or scheme to evade the registration requirements of the Securities Act. Neither the Seller nor any Person (as defined below) acting on behalf of the Seller has offered or sold any of the Purchased Securities by any form of general solicitation or general advertising.

(ii)               None of the Company nor any of its Subsidiaries is, nor upon the consummation of the Transactions will be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(o)               Brokers. Except as set forth in Section 3(o) of the Seller Disclosure Schedule, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Seller or any of its Affiliates in connection with the Transactions contemplated by this Agreement.

(p)               Taxes.

(i)                Each of the Company and its Subsidiaries have filed all Income Tax Returns that they were required to file, and have paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a Material Adverse Effect.

(ii)               None of the Company, nor any of its Subsidiaries or (for the period of time during which the Company and its Subsidiaries were members of an Affiliated Group filing a consolidated federal Income Tax Return, of which the filing parent was Seller) the Seller, has waived or agreed to waive any statute of limitations in respect of material Income Taxes or agreed to any extension of time with respect to a material Income Tax assessment or deficiency. There are no pending or threatened in writing audits, investigations, disputes, notices of deficiency, claims or other proceedings for or relating to any liability for Taxes against any of the Company, its Subsidiaries or (for the period of time during which the Company and its Subsidiaries were members of an Affiliated Group filing a consolidated federal Income Tax Return, of which the filing parent was Seller) the Seller.

(iii)              Neither the Company nor any of its Subsidiaries is a party to any Income Tax allocation or sharing agreement with a party that is not the Company or any of its Subsidiaries (other than an agreement that does not relate primarily to Tax).

(iv)             Between October 20, 2009 and January 18, 2023, the Company and its Subsidiaries were members of an Affiliated Group filing a consolidated federal Income Tax Return, of which the filing parent was Seller. From January 18, 2023 until the Closing Date, neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company).

(v)               Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction”, as defined in Section 6707A(c)(1) of the Code and Treasury Reg. §1.6011-4(b).

(vi)             Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (1) change in method of accounting, or use of an improper method of accounting, for any Tax period prior to or including the Closing Date with respect to the Company and any of its Subsidiaries (including, for the avoidance of doubt, any adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax law)); (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing Date; (3) intercompany transactions as described in Treasury Reg. §1.1502-13 (or any corresponding or similar provision of state, local or foreign Tax law) or excess loss account described in Treasury Reg. §1.1502-19 (or any corresponding or similar provision of state, local or foreign Tax law); (4) the satisfaction of unwinding of any intercompany obligations in existence among any of the Company and its Affiliates immediately prior to Closing; (5) installment sale or open transaction disposition made prior to the Closing Date; or (6) prepaid or deposit amount received prior to the Closing Date.

(q)               Affiliated Transactions. Except as set forth on Section 3(q) of the Seller Disclosure Schedule, no Related Party: (i) is a party to any Contract or other transaction involving the Business, the Company or any of its Subsidiaries, other than (A) loans and other extensions of credit to directors and officers of the Company and/or its Subsidiaries for travel or business expenses or other employment-related purposes in the Ordinary Course of Business, none of which are material, individually or in the aggregate, and (B) employment arrangements, or (ii) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a material supplier, lessor or lessee of the Business, the Company or any of its Subsidiaries, or any other Person with a material commercial relationship with the Business, the Company or any of its Subsidiaries.

(r)                MNPI. To the Knowledge of Seller, the Seller is not aware or in possession of any material non-public information regarding the Company that is not known to the Purchaser or otherwise publicly disclosed in Company’s Securities Filings.

(s)                CFIUS. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

(t)                 No Reliance. In making its decision to sell the Purchased Securities, the Seller represents that it has not relied on, and expressly disclaims reliance on, any statements or other information provided by any Person (including, without limitation, the Purchaser) (other than the representations and warranties of the Purchaser set forth in Section 4).

(u)               Disclaimer of Additional Warranties. Except as expressly set forth in this Section 3, neither the Seller nor any of its directors, members, officers, employees or representatives nor any other Person makes or has made any representation or warranty, express or implied, at law or in equity, in respect of the Seller, the Purchased Securities or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by the Seller or any other Person, in each case notwithstanding the delivery or disclosure to the Purchaser or any other Person of any documentation or other information with respect to the foregoing.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

(a)               Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)               Authority. The Purchaser has authorized the execution, delivery and performance of this Agreement and each of the transactions contemplated hereby, and, upon entry and effectiveness of the Sale Order, no other action will be necessary to authorize such execution, delivery and performance. Subject to and assuming the entry and effectiveness of the Sale Order, this Agreement shall constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(c)               No Violation; Consents.

(i)                No Consent of any Governmental Authority having jurisdiction over the Purchaser is required for the execution, delivery or performance by the Purchaser of its obligations hereunder, including without limitation the purchase of the Purchased Securities, except for (i) the entry of the Sale Order by the Bankruptcy Court, (ii) compliance with and a filing under the HSR Act and compliance with and filings and approvals under applicable Antitrust Laws.

(ii)              Except to the extent excused by or unenforceable as a result of the filing of the Bankruptcy Case and except for the entry and effectiveness of the Sale Order, neither the acquisition of the Purchased Securities nor the performance of the Purchaser’s obligations hereunder will violate, conflict with, result in a breach of or termination of, extinguish any rights, or constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would constitute a default) under (i) the certificate of incorporation, bylaws or other Organizational Documents of the Purchaser, (ii) any Laws of any Governmental Authority having jurisdiction over the Purchaser or any of its assets or properties or (iii) the terms of any material agreement to which the Purchaser is a party or to which any of the Purchaser’s properties is subject, except in each case as would not reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement.

(d)               Sufficient Funds. As of the date of this Agreement and on the Closing Date, the Purchaser has and will have sufficient cash in immediately available funds to pay the Cash Amount and all of the fees, costs and expenses incurred in connection with the transactions contemplated hereby by the Purchaser (without giving effect to any unfunded financing, regardless of whether any such financing is committed).

(e)               SEC Matters.

(i)                 The Purchaser understands that the sale of the Purchased Securities by the Seller has not been, and will not be on or prior to the Closing Date, registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of the Purchaser contained herein.

(ii)               The Purchaser is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement. The Purchaser is able to bear the economic risk of its investment in the Company (including without limitation a complete loss of its investment).

(iii)              The Purchaser did not become aware of this offering of Purchased Securities, nor were the Purchased Securities offered to the Purchaser, by any other means, including without limitation by any form of general solicitation or general advertising, as described in Section 502(c) of Regulation D under the Securities Act, and the Purchased Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(iv)              The Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Purchased Securities are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of the Purchased Securities is qualified under applicable state securities laws or an exemption from such qualification is available. The Purchaser further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the Purchaser to transfer any of or all the Purchased Securities that it acquires, in the amounts or at the time the Purchaser might propose.

(v)               The Purchaser is acquiring the Purchased Securities solely for its own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing the Purchased Securities. The Purchaser has not agreed to give any Person any interest in the Purchased Securities.

(vi)             The Purchaser acknowledges and agrees that, at the time of the sale, the certificate or book entry position representing the Purchased Securities will bear or reflect, as applicable, a legend substantially similar to the following and that the holding period specified in Rule 144(d) pursuant to the Securities Act would commence as of the Closing Date:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

(vii)            In making its decision to purchase the Purchased Securities, the Purchaser represents that it has relied solely upon (A) the Purchaser’s own independent investigation made based on publicly available information relating to the Company, including without limitation the Company’s public reports pursuant to the Securities Exchange Act of 1934, as amended, and other information on the Electronic Data Gathering, Analysis, and Retrieval system available on the SEC’s website, and (B) the representations and warranties contained in Section 3. The Purchaser expressly disclaims, and has not relied on, any statements or other information provided by any Person (including without limitation the Seller or the Company) (other than the representations and warranties of the Seller set forth in Section 3), has made its own assessment of the Company and its investment in the Purchased Securities and is satisfied concerning the relevant tax consequences (including without limitation the income tax consequences of purchasing, owning or disposing of the Purchased Securities in light of its particular situation and tax residence(s) as well as any consequences arising under the Laws of any taxing jurisdiction) and other economic considerations relevant to the Purchaser’s investment in the Purchased Securities. The Purchaser acknowledges that it has had access to all information that it believes is necessary, sufficient or appropriate in connection with its purchase of the Purchased Securities and investment in the Company. The Purchaser has made an independent decision to purchase the Purchased Securities based on information concerning the business and financial condition of the Company and other information available to it, which it has determined is adequate for that purpose. The Purchaser acknowledges that certain information provided to it was based on projections, and such projections were prepared by the Company based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s projections.

(f)                The Purchaser acknowledges and understands that the Purchase Price represents a mutually agreed upon price for the Purchased Securities determined by the Purchaser and the Seller and does not necessarily represent the fair market value of the Purchased Securities as of the date hereof, as of the Closing or in the future.

(g)               OFAC. The Purchaser is not (and has no affiliation with) (i) a person or entity named on the Office of Foreign Assets Control (“OFAC”) List, or a Person prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank.

(h)               DPA. The Purchaser is not, and is not an Affiliate of, a “foreign government” within the meaning of the DPA. To the Purchaser’s Knowledge, no “foreign government” holds a “substantial interest” in the Purchaser, each as defined in the DPA.

5.	COVENANTS OF THE PARTIES.

(a)               Conduct of Business. Except (i) as set forth on Schedule 5(a), (ii) as required by any order of the Bankruptcy Court (or as reasonably necessary in connection with the Bankruptcy Case), (iii) as required by applicable Law, (iv) as contemplated or required by the terms of any Transaction Document, or (v) as otherwise consented to in writing by the Purchaser, during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms:

(i)                 the Seller shall use commercially reasonable efforts to cause each of the Company and its Subsidiaries to operate the Business in the Ordinary Course of Business; and

(ii)               without limiting clause (i) above, the Seller shall use commercially reasonable efforts to cause the Company and its Subsidiaries not to (and in the event of any vote of the shareholders in which the Seller is entitled to participate, shall vote its equity interests against any action to):

(1)               other than in the Ordinary Course of Business (A) sell, lease (as lessor), transfer, assign or otherwise dispose of (or permit to become subject to any additional Encumbrance, other than Permitted Encumbrances, Encumbrances arising under any Bankruptcy Court orders relating to the use of cash collateral (as defined in the Bankruptcy Code) and Encumbrances arising in connection with any debtor-in-possession or similar financing of the Company or any of its Subsidiaries) any material assets; (B) acquire any material assets; (C) enter into any acquisition agreement or any joint venture, partnership or other similar arrangement with any Person; or (D) effect any merger, consolidation, conversion, division, domestication or other similar transaction, or enter into any agreement or plan with respect thereto;

(2)               (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any Company Securities; (B) split, combine, or reclassify any Company Securities, or issue or dispose of any other securities in respect of, in lieu of, or in substitution for Company Securities (other than issuances upon the exercise of any options, warrants or other convertible securities now outstanding in accordance with the terms thereof); (C) purchase, redeem, or otherwise acquire any Company Securities or any securities convertible or exercisable into or exchangeable for Company Securities or any options, warrants, calls, or rights to acquire any Company Securities (other than any purchase, redemption or acquisition effected upon the exercise of any options, warrants or other convertible securities now outstanding in accordance with the terms thereof); or (D) effect any recapitalization, reorganization or similar transaction in respect of any of the Company Securities, the Company or any of its Subsidiaries;

(3)               offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Company Securities or any securities convertible or exercisable into, or any rights, warrants or options to acquire, any Company Securities (other than issuances upon the exercise of any options, warrants or other convertible securities now outstanding in accordance with the terms thereof);

(4)               delay in any material respect the payment of any undisputed material trade accounts payable, including undisputed amounts payable under any material Contracts of the Business;

(5)               change any financial accounting policies or procedures or any methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(6)               amend in any material and adverse respect or voluntarily terminate (or waive any material provision of) any material Contract other than in the Ordinary Course of Business;

(7)               except to the extent required by applicable Law or the terms of the applicable Benefit Plan: (A) increase the salary, benefits, bonus or severance arrangements of any employee of the Business, other than in the Ordinary Course of Business; (B) adopt, enter into, materially amend or terminate any Benefit Plan (including any employee benefit plan or arrangement which would be a Benefit Plan if entered into as of the date hereof); (C) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan; (D) grant any loan to or pay any bonus to any employee of the Business; (E) grant any severance, change of control, retention, termination or similar compensation or benefits to any employee of the Business; (F) pay to any employee of the Business any benefit or amount not required under the terms of any Benefit Plan as in effect on the date of this Agreement or entered into or adopted in accordance with this Section 5(a)(ii); or (G) take any action to fund the payment of compensation or benefits under any Benefit Plan;

(8)               hire or terminate (other than a termination for cause or due to death or disability) the employment of (A) any executive officer of the Company or any of its Subsidiaries who performs services for the Business or (B) any employee with a base salary of more than $250,000 per year;

(9)               adopt any amendments of, or supplements or modifications to, any of the Organizational Documents of the Company or any of its Subsidiaries or the Stockholder Agreement;

(10)             form any Subsidiary of the Company or any of its existing Subsidiaries;

(11)             waive, release, assign, settle or compromise any pending or threatened material Proceeding;

(12)             cancel, knowingly allow to lapse, fail to renew, maintain or defend, or encumber (in whole or in part) any Registered IP owned by the Company, in each case other than in the Ordinary Course of Business;

(13)             enter into any Contract with any Related Party other than as contemplated by this Agreement;

(14)             fail to maintain and keep in full force and effect all existing insurance policies of the Company or any of its Subsidiaries, other than (A) expiration of insurance policies that expire by their terms (in which event Seller shall use commercially reasonable efforts to renew or replace such insurance policies with insurance policies offering appropriate and commercially reasonable levels of coverage) or (B) changes to such insurance policies made in the Ordinary Course of Business;

(15)             make, revoke or change any Tax election, file any amended Tax return, revoke or change any Tax accounting method, enter into any closing agreement within the meaning of Section 7121 of the Code, request any Tax ruling with or from a Governmental Authority, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of limitations period applicable to any Tax claim or assessment, or settle any Tax proceeding, in each case, with respect to the Company, its Subsidiaries and/or the Purchased Securities; and/or

(16)             authorize any of the foregoing, or commit or agree to do any of the foregoing.

(b)               Access to and Delivery of Information.

(i)                Between the date of this Agreement and the Closing Date, to the extent permitted by Law, the Seller shall use commercially reasonable efforts to cause the Company and its Subsidiaries to, during ordinary business hours and upon reasonable prior notice, give Purchaser and Purchaser’s Representatives reasonable access to the Company’s and its Subsidiaries’ accountants, counsel, financial advisors and other authorized outside representatives, officers and senior management in their respective principal places of business, all books, records and other documents and data to the extent related to the Business in the locations in which they are normally maintained; provided, however, that, in connection with such access, Purchaser and Purchaser’s Representatives shall minimize disruption to the Company, the Business and the Bankruptcy Case. Notwithstanding anything to the contrary set forth in this Section 5(b), no access to, or examination of, any information or other investigation shall be permitted to the extent that it would require disclosure of information subject to attorney-client privilege. All information obtained by Purchaser or Purchaser’s Representatives pursuant to this Section 5(b) shall be subject to the terms of the Confidentiality Agreements.

(ii)              The Seller shall use commercially reasonable efforts to cause the Company and its Subsidiaries to furnish all information concerning any of them and the holders of their equity securities as the other Party may reasonably request in connection with the preparation of any filing with the SEC and any amendment thereto. Each of the Parties shall use commercially reasonable efforts to cause any such filing(s) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have such filing(s) declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties will take any other action required to be taken under the Securities Act, the Exchange Act and any applicable securities Laws in connection with the Transactions.

(c)               Further Assurances.

(i)                 At all times from and after the date of this Agreement (including, for the avoidance of doubt, following the Closing), each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable consistent with applicable Laws or reasonably requested to satisfy the conditions to closing under this Agreement and to consummate and make effective in the most expeditious manner practicable the Transactions contemplated by this Agreement and the other Transaction Documents.

(ii)               From the date hereof until the Closing, Seller shall use reasonable best efforts to cause the Company to cooperate (and from and after the Closing until the first anniversary of the Closing Seller shall take such actions within its control to cooperate) with Purchaser in facilitating discussions between the Company and Purchaser, on the one hand, and Itochu Chemical Frontier Corporation (“Itochu”) and Oishi Koseido Co., Ltd. (“Oishi”), on the other hand, regarding the continuation of, certain terms of and certain historic matters with respect to, that certain Commercial Supply Agreement, dated as of February 16, 2017 (as amended, the “CSA”), among the Company, Itochu, and Oishi, and that certain Product Development Agreement, dated as of May 11, 2011 (as amended, the “PDA”), among the Company, Oishi, and Itochu.

(d)               No Encumbrances. At the Effective Time, subject to the satisfaction or waiver of the conditions set forth in Section 6 and payment of the Purchase Price, Seller shall sell and transfer the Purchased Securities to the Purchaser, free and clear of any Encumbrances or Liabilities.

(e)               Confidentiality. Subject to Section 10(b), each of the Parties agree that this Agreement and the other Transaction Documents, the details of the Transactions related hereto and thereto, and any confidential information shared in connection therewith shall be kept confidential in accordance with the terms of the Confidentiality Agreements, which shall remain in full force and effect and survive any termination of this Agreement.

(f)                Governmental Authority Approvals and Cooperation.

(i)                 As promptly as reasonably practicable after the date of this Agreement, each of the Seller and the Purchaser shall (and shall cause their respective Affiliates to) use its commercially reasonable efforts to make any filings and notifications, and to obtain any consents, approvals and authorizations from Governmental Authorities (other than the Bankruptcy Court), required to be made and obtained under applicable Law in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable.

(ii)              Each of the Seller and the Purchaser shall, as promptly as reasonably practicable after the date of this Agreement (and, in any event, within two Business Days), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required to be filed with respect to the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Seller and the Purchaser shall (and shall cause their respective Affiliates to) furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Seller and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ. If such a filing is made, each of the Seller and the Purchaser shall use its commercially reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated hereby as promptly as reasonably practicable.

(iii)              The Seller and the Purchaser shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of the Seller and the Purchaser shall use commercially reasonable efforts to take such action as may be reasonably required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall have no obligation to (A) comply with any request, directions, determinations, requirements or conditions of the FTC, DOJ or other Governmental Authority, (B) agree to requests or undertakings to divest or hold separate any of its existing assets or businesses, (C) agree to other limitations or other requirements of the FTC, DOJ or other Governmental Authority with respect to the operation of any of the Purchaser’s existing assets or businesses following the Closing, or (D) instigate or defend any proceeding or litigation to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect or comes into effect and that enjoins, restrains, prohibits or otherwise makes illegal the consummation of the Transactions contemplated by this Agreement.

(iv)              Each of the Seller and the Purchaser (A) shall cooperate with each other in connection with the filings and Consents contemplated by this Section 5(f), (B) shall promptly inform each other Party of any material communication received by such Party from any Governmental Authority (other than the Bankruptcy Court) concerning this Agreement, the transactions contemplated hereby and any filing, notification or request for Consent related thereto, and (C) shall permit each other Party to review in advance any proposed written communication or information submitted to any such Governmental Authority (other than the Bankruptcy Court) in response thereto.

(v)               In addition, neither the Seller nor the Purchaser shall (and the Seller and the Purchaser shall ensure that their respective Affiliates do not) agree to participate in any meeting with any Governmental Authority (other than the Bankruptcy Court) in respect of any filings, investigation or other inquiry with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for Consent related thereto unless it consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority and applicable Law, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. The Seller and the Purchaser shall, and shall cause their respective Affiliates to, furnish the Seller and the Purchaser (and their respective representatives, as applicable), as the case may be, copies of all material correspondence, filings and communications between it and its Affiliates (and their respective representatives, as applicable) on the one hand, and the Governmental Authority (other than the Bankruptcy Court) or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for Consent related thereto (in each case, excluding documents and communications which are subject to preexisting confidentiality agreements, to valuation assessments, or to the attorney-client privilege or work product doctrine). Each of the Seller and the Purchaser shall (and shall cause their respective Affiliates to) furnish each other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with its preparation of necessary filings, registrations or submissions of information to any Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for Consent related thereto.

(g)               Tax Matters.

(i)                 Cooperation on Tax Matters. Seller and Purchaser shall cooperate, as and to the extent reasonably requested by the other party or the Company, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the Company or Purchaser’s reasonable request and expense) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees (A) to retain all books and records in its possession with respect to Taxes of the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date for up to seven (7) years, and (B) to give the Purchaser and the Company reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the Company or Purchaser to take possession of such books and records. For the avoidance of doubt, the Seller shall not be required to share tax information or books and records with the Purchaser with respect to the Seller or the Seller’s consolidated, combined, unitary or affiliated tax group, except to the extent there is an audit, litigation or other proceeding with respect to the Seller’s income Taxes with respect to a taxable period for which the Company was a member of the Seller’s consolidated, combined, unitary or affiliated tax group and the Company is reasonably expected to have liability for all or a portion of any resulting Tax liability.

(ii)               Purchaser and Seller agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(iii)              Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement and actually due and owing shall be borne and paid equally, 50% by the Purchaser and 50% by the Seller when due, and the Parties will, each at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, each Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)              Submission for Bankruptcy Court Approval.

(i)                The Seller has given notice under the Bankruptcy Code of the request for the relief in the Sale Order to all Persons entitled to such notice, including all Persons that have asserted Encumbrances in the Purchased Securities, and shall give such additional notice as the Bankruptcy Court shall direct or as the Purchaser may reasonably request, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings, or other proceedings in the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby. The Seller shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted, to the extent practicable, to the Purchaser prior to their filing with the Bankruptcy Court for the Purchaser’s prior review and comments (which comments the Seller shall consider in good faith).

(ii)              The Seller and the Purchaser shall consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order. The Seller shall promptly provide the Purchaser and its counsel with copies of all notices, filings and orders of the Bankruptcy Court that the Seller has in its possession (or receives) pertaining to the motion for approval of the Sale Order or any other order related to any of the transactions contemplated by this Agreement, but only to the extent such papers are not publicly available on the Bankruptcy Court’s docket or otherwise made available to the Purchaser and its counsel.

(iii)              The order approving the Stalking Horse Protections (the “Stalking Horse Protections Order”) shall be, in form and substance, reasonably satisfactory to each of the Seller and the Purchaser and shall include, among others, the approval of the Breakup Fee and the Expense Reimbursement as superpriority administrative expense claim in the Bankruptcy Case pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

(iv)              The Seller shall comply in all material respects with all of the obligations of Seller under the Sale Order (after the entry of such Order by the Bankruptcy Court). The Sale Order shall in form and substance be reasonably satisfactory to each of the Seller and the Purchaser, and shall, among other things: (A) approve, pursuant to Sections 105 and 363 of the Bankruptcy Code, (1) the execution, delivery and performance by the Seller of this Agreement, (2) the sale of the Purchased Securities to the Purchaser on the terms set forth herein and free and clear of all Encumbrances and Liabilities, and (3) the performance by the Seller of its obligations under this Agreement; (B) find that the Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code and grant the Purchaser the protections of Section 363(m) of the Bankruptcy Code; (C) find that Purchaser has not violated Section 363(n) of the Bankruptcy Code by any action or inaction; and (D) provide that none of the Seller or any of its Affiliates or Representatives (in any capacity) shall take or support any action to prevent, interfere with or otherwise enjoin or frustrate consummation or the purpose of the transactions contemplated in or by this Agreement or the Sale Order, which cooperation covenant shall also be included in any order confirming any chapter 11 plan of the Seller. Each of the Seller and the Purchaser agrees that such Party will promptly take such actions as are reasonably requested by the other Party to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of demonstrating that the Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(v)               If the Bid Procedures Order, the Stalking Horse Protections Order, the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bid Procedures Order, the Stalking Horse Protections Order, the Sale Order or other such order), subject to rights otherwise arising from this Agreement, the Seller and the Purchaser shall use their commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

(i)                 Other Bids.

(i)                The Purchaser shall have the right, but no obligation, to bid against any competing bids and offers received pursuant to the Bid Procedures Order. If any such competing bid or offer includes any assets that are not Purchased Securities under this Agreement, the Seller shall cause such bidder or offeror to separate its bid or offer into separate bids or offers, one including only the Purchased Securities and the other including only the assets other than the Purchased Securities.

(j)                 Stalking Horse Bidder Matters.

(i)                If this Agreement is terminated prior to Closing: (A) pursuant to Section 7(f) or 7(g), or (B) by Purchaser pursuant to Section 7(b), 7(h), or 7(j) then the Seller shall pay in cash to Purchaser the Breakup Fee and the Expense Reimbursement, which shall each be treated as an allowed superpriority administrative expense claim in the Bankruptcy Case pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code. The Breakup Fee and the Expense Reimbursement will be due and payable within one Business Day following the closing of an Alternative Transaction, as applicable, without any further approval of the Court.

(ii)               Purchaser shall not be required to consummate the Transactions, to modify or amend its offer to purchase the Purchased Securities as set forth herein, or to serve as a back-up bidder if the Purchaser is not the winning bidder at the Auction. If the Purchaser serves as a back-up bidder, such role shall not modify, limit or in any way affect Purchaser’s rights, including its ability to terminate this Agreement pursuant to Section 7 in any respect.

(k)               Receipt of Property Relating to Purchased Securities.

(i)               If, following the Closing, the Seller (or its respective Affiliates or Representatives) shall receive any money, check, note, draft, instrument, payment or other property as proceeds of the Purchased Securities or any part thereof, and to the extent arising from any fact, event or circumstance after the Closing, each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Purchaser and, upon receipt thereof, shall notify Purchaser in writing of such receipt and shall remit the same (or cause the same to be remitted) to Purchaser in the manner reasonably specified by Purchaser.

(l)                 Post-Closing Operation of the Seller; Name Changes. After the Closing Date, none of the Seller and any of its Affiliates shall use the name or mark “Scilex” or any derivatives thereof for commercial purposes. After the Closing, the Seller and its Affiliates shall promptly file with the applicable Governmental Authorities all documents reasonably necessary to delete from their names the words “Scilex” or any derivatives thereof and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such documents to become effective as promptly as reasonably practicable. For clarity, nothing in this Section 5(l) shall restrict the Seller or any of its Affiliates from using or referencing the name or mark “Scilex” or any derivatives thereof (i) in a non-trademark manner to describe or provide information regarding the history of the Purchased Securities, or (ii) as required by applicable Law, including in any filing with the SEC, documents filed with the Bankruptcy Court or financial statements.

(m)             Transition Services.

(i)                Subject to the terms and conditions of this Section 5(m), the Seller will, for a period of up to 90 days following the Closing, provide to the Company a continuation of those services that the Seller has provided to the Company at any time since December 1, 2022 (the “Transition Services”), on the same terms and conditions (including cost) as previously provided between the Seller and the Company; provided however, that:

(1)               the Seller shall have the right to make such changes to the Transition Services as are necessary in order to comply with applicable Laws or Permits to which the Seller or its Affiliates is a party or subject;

(2)               the Seller shall not be responsible for any act or omission of a third party provider and the Company’s sole and exclusive remedy in respect of such acts or omissions shall be the Seller’s use of commercially reasonable efforts to cause such third party to perform or re-perform the Transition Services and/or to seek available remedies under the applicable Contract with such third party provider;

(3)               nothing contained in this Section 5(m) shall require the Seller to provide any services that would constitute the provision of any legal or tax advice or regulated activity, or that would create deficiencies in the Seller’s controls over financial information or adversely affect the maintenance of the Seller’s financial books and records; and

(4)               in no event shall the Seller be obligated to hire replacements for employees providing Transition Services that resign, retire or are terminated; provided, however, that in such case, the Seller will use commercially reasonable efforts to provide the applicable Transition Services.

(ii)              The aggregate liability of Seller in connection with the performance of the Transition Services shall not exceed the total fees actually paid or payable by the Company to Seller in respect of the Transition Services. Notwithstanding anything else in this Agreement to the contrary, and solely with respect to the Transition Services, Seller shall not be liable for any special, indirect, punitive or consequential damages which substantially arise out of, relate to or are a consequence of the performance of the Transition Services, except in the event of the Seller’s gross negligence, willful misconduct or fraud. Seller acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Section 5(m) were not performed by them in accordance with the terms hereof or were otherwise breached and that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5(m) and to enforce specifically the provisions of this Section 5(m) (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, and Seller further agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Section 5(m) by the Seller, and to specifically enforce the terms and provisions of this Section 5(m).

(iii)              The Purchaser may terminate all or any portion of the Transition Services before the expiration of such 90-day period, by delivering written notice of such termination to the Seller.

(iv)             Nothing in this Section 5(m) shall grant or transfer any rights, title or interests in any Intellectual Property invented or created before, on or after the Closing by or on behalf of the Seller or its Affiliates or otherwise controlled by or licensed to the Seller or its Affiliates.

(v)               The Purchaser shall use reasonable best efforts to cause the Company to pay any applicable costs invoiced to the Company by the Seller within 30 days after receipt thereof by wire transfer of immediately available funds to an account designated by the Seller in writing.

(n)               Acknowledgement. Each of the Seller and the Purchaser acknowledges and represents that: (i) sufficient consideration has been given by each Party to the other Parties as it relates hereto and the covenants, obligations and agreements hereunder were taken into account in determining the amount of such consideration; (ii) each of the Seller and the Purchaser has consulted with independent legal counsel regarding its rights and obligations under this Section 5; (iii) each of the Seller and the Purchaser fully understands the terms and conditions contained herein; (iv) the restrictions and agreements in this Section 5 are reasonable in all respects and, as applicable, necessary for the protection of the Business and that, without such protection, the customer and client relationships and competitive advantage relating to the Business would be materially adversely affected; and (v) the agreements in this Section 5 are an essential inducement to each Party to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which either Party is party or by which it is bound.

(o)               Information Statement.

(i)                Prior to the Closing:

(1)               The Seller shall use reasonable best efforts to cause the Company to prepare and file (with the reasonable assistance and cooperation of the Purchaser as is reasonably requested by the Seller or the Company) with the SEC, as promptly as practicable after the date hereof, a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Transactions and (ii) the notice of action by written consent required by Section 228(e) of the DGCL (including any amendment or supplement thereto or any additional filing required in accordance with this Section 5(o), the “Information Statement”).

(2)               The Seller shall, and following the Closing, the Purchaser shall use reasonable best efforts to cause the Company to, provide the other party and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings) that relate to the Information Statement. The Seller shall use reasonable best efforts to cause the Company to promptly notify the Purchaser and the Seller of the receipt of any comments from the SEC with respect to the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and to promptly provide to the Purchaser copies of all correspondence between such Person and/or any of its Representatives and the SEC with respect to the Information Statement. The Seller shall, and following the Closing, the Purchaser shall, use reasonable best efforts to cause the Company to promptly provide responses to the SEC with respect to all comments received on the Information Statement from the SEC, including by preparing any additional filings required by the SEC or pursuant to applicable Law, and, with respect to the Company, to cause the definitive Information Statement (and any other such additional required filings) to be mailed (including by electronic delivery if permitted) to the stockholders of the Company as promptly as possible after confirmation from the SEC that it will not review, or that it has completed its review of, the Information Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the 10th day after making the initial filing of the preliminary Information Statement that the SEC will or will not be reviewing the Information Statement.

(3)               The Seller shall use reasonable best efforts to cause the Information Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Seller shall, and following the Closing, the Purchaser shall, use reasonable best efforts to cause the Company to, ensure that none of the information supplied by it for inclusion in the Information Statement will, at the date of mailing (including by electronic delivery if permitted) to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that neither the Seller, the Company nor the Purchaser shall assume any responsibility with respect to information supplied in writing by or on behalf of any other of the Seller, the Company or the Purchaser, their respective Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Information Statement.

(4)                If any information relating to the Company or any Party, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party or the Company, which information should be set forth in an amendment or supplement to the Information Statement so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Purchaser or the Seller shall (and the Seller shall use reasonable best efforts to cause the Company to), as promptly as practicable following such discovery notify the Parties and after such notification, as and to the extent required by applicable Law, and (i) the Seller shall use reasonable best efforts to cause the Company to promptly prepare (with the reasonable assistance of the Purchaser as provided for in this Section 5(o)) an amendment or supplement to the Information Statement and (ii) the Seller shall use reasonable best efforts to cause the Company to cause the Information Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders. The Seller shall use reasonable best efforts to cause the Company to provide the Purchaser with the opportunity to review drafts of the Information Statement and will consider in good faith any comments provided by the Purchaser in connection with such review.

(ii)               Following the Closing, the Seller shall use reasonable best efforts to cooperate with the reasonable requests of the Purchaser and the Company with respect to the Information Statement.

(p)               Call Option.

(i)                The Purchaser shall have the right, but not the obligation, to purchase from the Seller (the “Call Option”), all or part of the 2,259,058 shares of common stock of the Company that the Seller is currently holding in abeyance on behalf of certain warrantholders of the Seller (the “Option Shares”). If any Option Shares become no longer held by the Seller in abeyance and the Seller can freely transfer such Option Shares to the Purchaser, then the Seller shall promptly notify the Purchaser in writing (a “Call Option Eligibility Notice”), which notice shall include the number of Option Shares that are available for purchase.

(ii)               Upon receipt of a Call Option Eligibility Notice, the Purchaser shall have a period of 30 days (the “Exercise Period”) to elect to exercise the Call Option. The Purchaser may exercise the Call Option by delivering written notice to the Seller during the Exercise Period (a “Call Option Notice”) specifying the number of such Option Shares that the Purchaser elects to purchase.

(iii)              The closing of the purchase and sale of such Option Shares (the “Call Option Closing”) shall take place no later than five Business Days after receipt by the Seller of the Call Option Notice. The price per Option Share payable by the Purchaser at the Call Option Closing shall be $1.13 per Option Share, payable in cash by wire transfer of immediately available funds to the account or accounts designated by the Seller at least two Business Days prior to the Call Option Closing. The purchase and sale shall be documented in a stock purchase agreement on terms and conditions reasonably satisfactory to the Purchaser and the Seller; provided, however, that the Seller shall only be required to give representations and warranties as to capacity, authority, no conflicts and title to the relevant Option Shares being transferred.

(iv)              If the Call Option is exercised as to any Option Shares, the Seller shall convey, and the Purchaser shall receive, such Option Shares free and clear of any Encumbrances or Liabilities, and such Option Shares shall be covered by the Sale Order.

(v)               If the Purchaser does not deliver a Call Option Notice within the Exercise Period, or if the Purchaser confirms in writing its intent not to exercise the Call Option as to such Option Shares, the Call Option shall expire as to such Option Shares and this Section 5(p) shall have no further force or effect with respect to such Option Shares.

(vi)              The Purchaser and Seller shall each bear 50% any transfer taxes payable in connection with the transfer of any Option Shares to the Purchaser.

6.	CLOSING CONDITIONS.

(a)               The obligation of the Purchaser to purchase and pay for the Purchased Securities on the Closing Date shall be subject to the satisfaction or waiver (to the extent permitted by Law), prior thereto or concurrently therewith, of the following conditions:

(i)                 Representations and Warranties. The representations and warranties of the Seller contained in this Agreement (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date).

(ii)              Compliance with Agreement. The Seller shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by the Seller prior to or on the Closing Date.

(iii)              Certificate. The Seller shall have furnished to the Purchaser a certificate in a form reasonably satisfactory to the Purchaser, signed by an authorized representative of the Seller, in his or her capacity as an such and not in his or her individual capacity, and dated as of the Closing Date, to the effect that the conditions set forth in clauses (i) and (ii) of Section 6(a) have been satisfied.

(iv)             Compliance with Laws. No Law, statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Authority shall be in effect which make illegal or otherwise enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement.

(v)               Closing Deliveries. The Seller shall have delivered to the Purchaser an IRS Form W-9 duly executed by the Seller, a stock transfer power of attorney duly executed by Seller and any other instruments of transfer necessary to effect the transfer of the Purchased Securities.

(vi)             Replacement DIP Facility. No unwaived Event of Default (as defined in the Replacement DIP Facility) shall have occurred and be continuing under the Replacement DIP Facility or the order of the Bankruptcy Court approving the Replacement DIP Facility.

(vii)            Material Contracts. The consummation of the Transactions shall not require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract, except for an Excluded Material Contract, unless the consent of such Person, notice to such Person or other action of such Person, has been received, given or taken, as applicable.

(viii)           Certain Events. No Material Adverse Effect shall have occurred and be continuing. No “Trigger Event” (as defined in the Company’s Organizational Documents) shall have occurred.

(ix)              HSR. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(x)               Sale Order. The Bankruptcy Court shall have entered an order approving the Seller’s entry into this Agreement and the consummation of the transactions contemplated herein pursuant to Sections 105 and 363 of the Bankruptcy Code, in form and substance reasonably acceptable to the Seller and the Purchaser (the “Sale Order”), and the Sale Order shall be an order of the Bankruptcy Court as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending (a “Final Order”).

(xi)              Governmental Authorizations. All U.S. federal, state and local governmental and regulatory filings, authorizations and approvals and other licenses, in each case, as set forth on Schedule 6(a)(xi) that are required for the consummation of the transactions contemplated by this Agreement shall have been duly made and obtained.

(xii)             Registration Rights. The Purchaser and the Company shall have entered into a new Registration Rights Agreement in a form reasonably acceptable to the Purchaser that provides to the Purchaser the same piggyback and demand registration rights as those currently provided to the Seller by the Company pursuant to that certain Amended and Restated Registration Rights Agreement, dated as of November 10, 2022 (the “Registration Rights Agreement”), among the Company, the Seller and the others party thereto.

(xiii)            Company Board Approval of Revised Organizational Documents. The Company’s board of directors shall have approved, declared advisable and submitted to the Seller, in its capacity as a stockholder of the Company, for adoption thereby, an amended and restated certificate of incorporation (the “Revised COI”) and shall have approved, subject to the effectiveness of the Revised COI, amended and restated bylaws of the Company (the “Revised By-Laws”), which Revised COI and Revised By-laws shall make all substantive changes as are necessary to change all references to the Seller therein to references to the Purchaser.

(xiv)            Seller Approval of Revised COI. Prior to the occurrence of a Trigger Event, the Seller shall have adopted by written consent the Revised COI in its capacity as stockholder of the Company (it being understood that the filing and effectiveness thereof will be subject only to expiry of the period set forth in 17 CFR 240.14c-2(b) in respect of the Information Statement).

(xv)             Proxy. The Seller shall have granted the Purchaser an irrevocable proxy and call option (with an exercise price of $1) over the one share of Series A Preferred Stock retained by the Seller (the “Remaining Preferred Share”) (or shall have deposited the Remaining Preferred Share in a voting trust and named the Purchaser as the trustee of such trust), and all the rights of the Seller and/or the Remaining Preferred Share under that certain Stockholder Agreement, dated as of September 12, 2022 (the “Stockholder Agreement”), between the Company and the Seller, shall be assigned to and vested in the Purchaser, in each case, in form and substance reasonably acceptable to the Purchaser.

(xvi)            No Anti-Takeover Provisions. The board of directors of the Company shall have approved the Transactions and shall have taken all action necessary to render inapplicable to the Purchaser any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar law, rule or regulation, or any similar anti-takeover provision under the Company’s organizational documents.

(xvii)           No Poison Pill. The Company shall not have a rights plan, “poison pill” or other comparable agreement that has the effect of preventing the Transactions or preventing or materially interfering with the Purchaser’s ability to exercise any of its rights provided for in the Stockholder Agreement, the Revised COI or the Revised By-Laws.

(xviii)           Voting Power. The shares of Series A Preferred Stock of the Company and the shares of common stock of the Company included in the Purchased Securities shall represent at least a majority in voting power of the issued and outstanding shares of capital stock of the Company entitled to vote generally in an election of directors.

(b)               The obligation of the Seller to sell the Purchased Securities to the Purchaser on the Closing Date shall be subject to the satisfaction or waiver (to the extent permitted by Law), prior thereto or concurrently therewith, of the following conditions:

(i)                Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date).

(ii)               Compliance with Agreement. The Purchaser shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by the Purchaser prior to or on the Closing Date.

(iii)              Certificate. The Purchaser shall have furnished to the Seller a certificate in a form reasonably satisfactory to the Seller, signed by an authorized representative of the Purchaser, in his or her capacity as an such and not in his or her individual capacity, and dated as of the Closing Date, to the effect that the conditions set forth in clauses (i) and (ii) of Section 6(b) have been satisfied.

(iv)             Compliance with Laws. No Law, statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Authority shall be in effect which make illegal or otherwise enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement.

(v)               Closing Deliveries. The Purchaser shall deliver to the Seller the Cash Amount concurrently with the Closing.

(vi)              HSR. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(vii)             Sale Order. The Bankruptcy Court shall have entered a Sale Order and such Sale Order shall be a Final Order.

(viii)            Governmental Authorizations. All U.S. federal, state and local governmental and regulatory filings, authorizations and approvals and other licenses, in each case, as set forth on Schedule 6(a)(xi) that are required for the consummation of the transactions contemplated by this Agreement shall have been duly made and obtained.

7.	TERMINATION AND ABANDONMENT.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time:

(a)               by the mutual written consent of the Seller and the Purchaser;

(b)               by the Seller or the Purchaser if the other Party fails to comply in any material respect with any of its covenants or agreements contained herein, or breaches its representations and warranties in any material respect and such failure or breach is not capable of being cured or, if capable of being cured, is not cured within ten (10) Business Days of the receipt of written notice of such failure or breach from the non-breaching Party;

(c)               by the Seller or the Purchaser if a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the Transactions;

(d)               by the Purchaser if the Stalking Horse Protections Order has not been entered by the Bankruptcy Court by August 8, 2023;

(e)               by the Purchaser if (i) the Auction has not commenced on or before August 14, 2023, or (ii) the Sale Order has not been entered by the Bankruptcy Court by August 17, 2023;

(f)                automatically if the Seller enters into a definitive agreement with respect to, closes or consummates an Alternative Transaction;

(g)               automatically if the Seller (i) withdraws, or seeks to withdraw, the Sale Order motion, or (ii) announces or files a chapter 11 plan or other transaction, or seeks to file a chapter 11 plan or other transaction, contemplating reorganization or sale of the Purchased Securities that does not comply with the terms and conditions of this Agreement;

(h)               by the Purchaser if, as a result of an Order of the Bankruptcy Court, the Bankruptcy Case is converted to chapter 7 and a chapter 7 trustee is appointed with respect to Seller;

(i)                 by the Seller or the Purchaser if the Closing Date has not occurred by 5:00 p.m. ET on September 30, 2023, unless the Party seeking termination is in breach of any of its representations, warranties, covenants or agreements contained herein or in the Bid Procedures Order, the Stalking Horse Protections Order, or the Sale Order; or

(j)                 by the Purchaser, if for any reason the Seller materially breaches the Replacement DIP Facility (subject to any applicable cure or grace periods thereunder) or the Purchaser is unable, pursuant to Bankruptcy Code section 363(k), to credit bid in payment of all or any portion of the Replacement DIP Facility.

In the event of termination and abandonment of this Agreement pursuant to this Section 7, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by the Seller or the Purchaser; provided, however, that no Party shall be relieved of any liability it may have to any other party as a result of any willful breach of its representations, warranties, covenants, agreements or obligations that it would otherwise have hereunder that occurred prior to such termination; and provided, further, however, that this Section 7, Section 5(j) and any other provision hereof that references or incorporates the Stalking Horse Protections, Section 10, and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

8.	No recourse.

This Agreement may only be enforced against, and any claim or cause of action pursuant to the terms of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to this Agreement) may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future manager, director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the named Parties to this Agreement.

9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

(a)               None of the representations and warranties of the Parties in this Agreement shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such representation or warranty from or after the Closing.

(b)               None of the covenants or agreements of the Parties in this Agreement shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the Closing, other than (i) the covenants and agreements of the Parties contained in this Section 9 and in Sections 1, 2 and 10, and (ii) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the transaction contemplated by this Agreement until fully performed.

10.	DEFINITIONS; MISCELLANEOUS.

(a)               Terms Defined. As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Alternative Transaction” means a transaction or series of transactions involving a sale, transfer or other disposition of any portion of the Purchased Securities to a Person other than the Purchaser or its affiliate(s).

“Anti-Corruption and Trade Control Laws” means all U.S. and non-U.S. Laws relating to (a) the prevention of corruption and bribery, including, the FCPA, (b) economic or trade sanctions, (c) export, re-export, transfer, and import controls, and the customs and import Laws administered by U.S. Customs and Border Protection Laws, and (d) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.

“Auction” means the auction to be conducted by Seller, as necessary or applicable, in connection with the sale of the Purchased Securities, pursuant to the Bid Procedures Order.

“Bankruptcy Case” means the Seller’s voluntary proceedings under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which are being jointly administered under the caption In re Sorrento Therapeutics, Inc., et al, Case No. 23-90085 (Bankr. S.D. Tex.).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having competent jurisdiction over the Bankruptcy Case.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA or any similar plan subject to Laws of a jurisdiction outside of the United States, whether or not subject to ERISA), and any other plan, policy, program or agreement providing compensation or other benefits to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries (whether qualified or nonqualified or funded or unfunded or written or unwritten), in each case, (i) which is maintained, sponsored by, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or (ii) under which the Company or any of its Subsidiaries has or would reasonably be expected to have any obligation or Liability.

“Bid Procedures Order” means the Order (I) Approving Bid Procedures, (II) Approving Assumption and Assignment Procedures, and (III) Granting Related Relief [ECF No. 447] entered by the Bankruptcy Court on April 14, 2023.

“Breakup Fee” means an amount equal to $3,412,500 which shall, subject to Bankruptcy Court approval, be afforded the protections, and be paid, as set forth in this Agreement.

“Business” means the business and operations of the Company and its Subsidiaries, taken as a whole.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are permitted or required to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” means all Intellectual Property exclusively related to the Business (including the goodwill of the Company and its Subsidiaries in such Intellectual Property) owned by the Company or any of its Subsidiaries as of the Closing, and all right, title and interest of the Company and its Subsidiaries in the Licensed IP.

“Confidentiality Agreements” means (i) the Confidentiality Agreement between Purchaser and the Company, dated July 14, 2023, and (ii) the Confidentiality Agreement between Purchaser and Seller, dated July 22, 2023.

“Contract” means any contract, sub-contract, agreement, lease or sub-lease, license or sub-license, occupancy agreement, purchase order, supply agreement, commitment, note, bond, franchise, guarantee, indemnity, indenture, instrument, lease, license or other legally binding arrangement, understanding, or obligation, whether written or oral (including all amendments, side letters, supplements and modifications of any of the foregoing and all rights and interests arising thereunder or in connection therewith, but excluding any Benefit Plan).

“Data Protection Laws” means any applicable Laws relating to the Processing of Personal Information, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information.

“Data Protection Requirements” means all applicable (i) Data Protection Laws, (ii) Privacy Policies, and (iii) the terms of any agreements to which the Company or any of its Subsidiaries are bound relating to the Processing of Personal Information.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

“Exchange Act” means the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Material Contract” means (a) that certain securities purchase agreement by and between the Company and YA II PN, Ltd., a Cayman Islands exempt limited partnership, dated as of March 21, 2023 and the Debentures, (b) that certain Amended and Restated Industrial Lease, dated April 12, 2023, between Scilex Pharmaceuticals, Inc. and 960 San Antonio LLC and (c) any publicly filed equity plans of the Company.

“Expense Reimbursement” means all reasonable and documented out-of-pocket costs and expenses of outside counsel to the Purchaser (which costs and expenses shall be subject to a cap of $1,000,000) incurred in connection with the negotiation, execution and delivery of this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby and the Purchaser’s representation in the Bankruptcy Case and which are not otherwise reimbursed or paid pursuant to the terms of the Replacement DIP Facility, which shall, subject to Bankruptcy Court approval, be afforded the protections, and be paid (to the extent payable hereunder), as expressly set forth in this Agreement.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“GAAP” means, at a given time, United States generally accepted accounting principles, consistently applied.

“Health Care Laws” shall mean the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalties law (42 U.S.C. § 1320a-7a), in each case, as amended and the regulations promulgated thereunder.

“Income Tax” means any federal, state, local, or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, required to be filed by the Company or any of its Subsidiaries with a tax authority.

“Intellectual Property” shall mean all rights, title and interest (whether statutory, common law or otherwise) in or relating to any intellectual property, including all: (i) patents and patent applications, and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions provisionals, renewals, extensions, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like, and any foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) and all rights to claim priority from any of the foregoing; (ii) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, brand names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing; (iii) copyrights and copyrightable subject matter, whether or not registered or published, and all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated; (iv) trade secrets, and all other confidential or proprietary information, ideas, technology, software, compositions, discoveries, improvements, know-how, inventions, designs, processes, techniques, formulae, models, and methodologies, in each case, whether or not patentable or copyrightable; (v) Internet domain names and social media accounts and addresses, and all registrations for any of the foregoing; and (vi) rights and remedies with respect to any past, present, or future infringement, misappropriation, or other violation of any of the foregoing in clauses (i) through (v), in each case (i) through (vi), anywhere in the world.

“Knowledge” means, as to a particular matter, the actual knowledge of (i) with respect to Purchaser, its chief executive officer or its chief financial officer, and (ii) with respect to the Seller, Mohsin Meghji.

“Liability” means any liability (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, direct, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), debt, obligation, deficiency, interest, tax, penalty, fine, penalty, claim, demand, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Licensed IP” means all Intellectual Property exclusively related to the Business and licensed to the Company or any of its Subsidiaries by third parties pursuant to any Contract, excluding trademarks, domain names and licenses to off-the-shelf software.

“Material Adverse Effect” means any event, condition, circumstance, development or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, has had a material adverse effect on the Business or the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following events, changes, conditions, circumstances, developments or effects (or the results thereof) shall be taken into account, individually or in the aggregate, in determining whether any such material adverse effect has occurred (i) the announcement of the signing of this Agreement or the filing of the Petitions (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of the Company and its Affiliates as a result thereof), compliance with the express provisions of this Agreement or the consummation of the Transactions contemplated hereby; (ii) actions, omissions, events and circumstances arising out of or caused by the filing of the Petitions, the Auction, the Bankruptcy Case, (iii) actions or omissions taken or not taken by or on behalf of the Company or any of its Affiliates at the express written direction of Purchaser or its Affiliates, (iv) actions taken by Purchaser or its Affiliates, other than as contemplated by this Agreement, (v) the failure, in and of itself, of the Company or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions (it being understood that the underlying causes of any such failure may be considered for purposes of determining the existence of a Material Adverse Effect), (vi) changes or prospective changes in Law (including rules, regulations and administrative policies of the FDA) or generally accepted accounting principles in the United States or elsewhere, or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (vii) volcanoes, tsunamis, pandemics (including COVID-19) or any escalation or material worsening of any pandemic, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (viii) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets, (ix) events or conditions generally affecting the industry or markets in which the Company and its Subsidiaries operate, and (x) national or international political or social conditions or any national or international hostilities, acts of terror or acts of war (whether or not declared), or any escalation or worsening of any such conditions, hostilities, acts of terror or acts of war (whether or not declared); provided, however, that, in the case of clauses (viii), (ix) and (x), such events, changes, conditions, circumstances, developments or effects shall be taken into effect in determining whether any such material adverse effect has occurred to the extent that any such events, changes, conditions, circumstances, developments or effects have a material and disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similar businesses of other Persons operating in the industry or markets in which the Company or any of its Subsidiaries operate.

“Material Contract” means any contract to which the Company is a party that was filed by the Company pursuant to Exhibit 10, as specified in Regulation S-K Item 601(b)(10), with its annual report on Form 10-K for the fiscal year ended December 31, 2022, or any subsequent current report on Form 8-K or any quarterly report on Form 10-Q, or in the Form S-1/A, dated July 19, 2023, each as filed prior to the date hereof, with the SEC.

“Ordinary Course of Business” means the conduct by the Company and its Subsidiaries of their respective businesses in substantially the same manner as conducted as of the date of this Agreement, consistent with past practice.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, articles of organization, certificate of formation, regulations, operating agreement, certificate of limited partnership, limited liability company agreement or partnership agreement, stockholders agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, organization or governance of a Person, including any amendments thereof and any supplements thereto.

“Permit” shall mean franchises, grants, authorizations, registrations, licenses, permits, easements, variances, exceptions, certificates, and approvals of any Governmental Authority.

“Permitted Encumbrances” means: (a) liens for Taxes, special assessments or other governmental charges not yet due and payable or delinquent or that are being contested in good faith, (b) statutory liens and rights of set-off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, customs brokers or agencies, suppliers and materialmen, and other similar Encumbrances, in each case, incurred in the Ordinary Course of Business, (c) deposits and pledges securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits (other than valid obligations incurred in respect of any defined benefit pension plan), (ii) the performance of bids, tenders, leases, Contracts (other than for payment of money), statutory obligations, licenses and other similar obligations, or (iii) obligations on performance, surety or appeal bonds, (d) Laws now or hereafter in effect relating to real property, easements and similar Encumbrances which do not have an adverse effect on the current use by the Company or its Subsidiaries of the real property subject thereto, and (e) any such matters of record and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the asset or assets in question.

“Person” means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Personal Information” has the same meaning as “personal data,” “personal information,” “personally identifiable information” or the equivalent under Data Protection Laws.

“Privacy Policies” means all published and posted policies relating to the Company’s or its Subsidiaries’ Processing of Personal Information.

“Process” (and the corollary term “Processing”) means, with respect to data, the collection, use, storage, transfer, disclosure, disposal, or other processing of such data.

“Registered IP” means all Company IP that is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Related Party” means any member, manager, employee, officer, director, equityholder or partner of Seller, the Company or any of their respective Affiliates, or any immediate family member of any of the foregoing.

“Replacement DIP Facility” means that certain Senior Secured, Superpriority Debtor-In-Possession Loan and Security Agreement (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time), dated as of August 8, 2023, by and among the Seller, Scintilla and the Purchaser.

“Representative” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under any Anti-Corruption and Trade Control Law, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) above; or (iii) any national of a Sanctioned Country.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stalking Horse Protections” means the Breakup Fee and the Expense Reimbursement.

“Subsidiary” of any Person means any other Person, of which such first Person (either alone or with any other Subsidiary) owns or controls, directly or indirectly, stock, other securities or other equity interests (i) having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person, or (ii) representing at least fifty percent (50%) of the outstanding stock, other securities or other equity interests of such Person.

“Tax” means any U.S. federal, state, local or non-U.S. tax (including any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee (including any fine, addition, penalty or interest), imposed by any Governmental Authority (to the extent the foregoing are taxes or in the nature of a tax).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed by the Company or any of its Subsidiaries to a tax authority.

“Transaction Documents” means collectively, this Agreement, the schedules and exhibits attached hereto (including the Seller Disclosure Schedule), and any and all agreements, certificates, instruments and other documents of the Parties or the Company required thereby or executed in connection therewith.

(b)               Public Announcements; Reporting Obligations.

(i)                 Each of the Parties and the Company may make any filings or public announcement it reasonably deems necessary in order to comply with the requirements of any applicable Law, including without limitation the filing by the Parties or the Company of any Form 8-K, Schedule 13G or Schedule 13G/A, Schedule 13D or Schedule 13D/A, Form 3, Form 4 or other appropriate filings with the SEC. Except as a Party reasonably deems necessary in order to comply with the requirements of any applicable Law, no Party may issue any press release or make any other public announcement relating to the subject matter of this Agreement or the Transactions contemplated hereby without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(ii)               The Purchaser acknowledges and agrees that it shall be solely responsible for the filing, as and if applicable, of (1) any Forms 3, 4 and 5 in accordance with Section 16(a) of the Exchange Act and the rules promulgated thereunder, and (2) any Schedule 13D or 13G, as applicable, under the Exchange Act and the rules promulgated thereunder, in each case, in respect of its ownership of a registered class of securities of the Company.

(c)               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. All actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby shall be heard and determined exclusively in the United States Bankruptcy Court for the Southern District of Texas, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding; provided, however, that, if the Bankruptcy Case is closed, any action, claim, suit or proceeding arising out of, based upon, or relating to this Agreement or the transactions contemplated herby shall be heard and determined exclusively in any state or federal court located in New York County, New York. Each Party agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)               Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(e)               Notices.

(i)                 All communications under this Agreement shall be in writing and shall be delivered by hand, mailed by overnight courier or by registered or certified mail, postage prepaid or by e-mail:

(1)               if to the Purchaser, at Oramed Pharmaceuticals, Inc., Attention: Nadav Kidron and Josh Hexter (e-mail: nadav@oramed.com ; josh@oramed.com), or at such other address or e-mail address as the Purchaser may have furnished the Seller in writing, with a copy (which shall not constitute notice) to: Proskauer Rose LLP, Eleven Times Square, New York, NY 10036, Attention: Ehud Barak; James P. Gerkis (e-mail: ebarak@proskauer.com; jgerkis@proskauer.com).

(2)               if to the Seller, to 4955 Directors Place, San Diego, California 92121, Attention: Mohsin Y. Meghji, Chief Restructuring Officer (e-mail: mmeghji@m3-partners.com), or at such other address or e-mail address as it may have furnished in writing to the Purchaser, with a copy (which shall not constitute notice) to: Latham & Watkins LLP, 10250 Constellation Blvd. Suite 1100, Los Angeles, CA 90067, Attention: Andrew Clark; Caroline Reckler; Steven Feldman (e-mail: andrew.clark@lw.com; caroline.reckler@lw.com; steve.feldman@lw.com).

(ii)              Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first Business Day following the date of such mailing; if mailed by registered or certified mail, on the third Business Day after the date of such mailing; and if delivered by e-mail (with no error message received), on the date of such delivery.

(f)                Expenses and Taxes. Except with respect to the Breakup Fee, the Expense Reimbursement and as otherwise provided in the Replacement DIP Facility, each Party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, that the Purchaser shall bear any transfer taxes payable in connection with the transfer of the Purchased Securities to the Purchaser.

(g)               Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser or the Seller. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including the trustee in the Bankruptcy Case. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Purchaser may assign this Agreement and/or any of its rights, interests, or obligations hereunder (in whole or in part) to an Affiliate of the Purchaser without the prior written consent of the other Party; provided, however, that such assignment shall not relieve the Purchaser of its obligations hereunder. Purchaser may, without the consent of Seller, designate, effective as of the Closing, one or more Persons to acquire all, or any portion of, the Purchased Securities or pay all or any portion of the Purchase Price; provided, however, that such designation shall not relieve the Purchaser of its obligations hereunder. The above designation may be made by Purchaser by written notice to Seller at least three (3) Business Days prior to the Closing Date. The Parties agree to modify any Closing deliverables in accordance with the foregoing designation.

(h)               Remedies. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that monetary damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

(i)                 Entire Agreement; Amendment and Waiver. This Agreement and the Confidentiality Agreements constitutes the entire understanding of the Parties and supersedes all prior understandings among such Parties, including the non-binding term sheet, dated August 4, 2023, between the Parties. This Agreement may be amended with (and only with) the written consent of the Seller and the Purchaser, and the observance of any term of this Agreement may be waived in a writing signed by the party making such waiver.

(j)                 Counterparts. This Agreement may be executed with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signature pages or counterparts of this Agreement may be executed and delivered by electronic means (including in .pdf format sent by electronic mail) and other electronic signatures, and the receiving party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received.

(k)               Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l)                 Mutual Drafting. The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(m)             Rules of Construction. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” When calculating periods of time under this Agreement, reference to a “day” or “days” shall refer to a calendar day unless otherwise expressly provided herein.  The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

[Signature Pages Follow]

SELLER:

SORRENTO THERAPEUTICS, INC.

By:	/s/ Mohsin Y. Meghji
	Name:	Mohsin Y. Meghji
	Title:	Chief Restructuring Officer

PURCHASER:

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
	Name:	Nadav Kidron
	Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Schedule I

Purchased Securities

Class or Type of Securities	Number of Securities
Common Stock	59,726,737
Series A Preferred Stock	29,057,096
Warrants	Warrants exercisable for 1,386,617 shares of common stock of the Company in respect of Public Warrants, and warrants exercisable for 3,104,000 shares of common stock of the Company in respect of Private Placement Warrants (each as defined in the latest publicly filed Annual Report on Form 10-K of the Company)

Schedule I